CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Enhanced Trigger Jump Securities due 2022	$1,705,000	$186.02

May 2021

Pricing Supplement No. 1,602

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 14, 2021

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil futures contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and do not guarantee the return of any principal at maturity. Instead, at maturity, you will receive for each security that you hold an amount in cash that may be greater than or less than the stated principal amount depending on the performance of West Texas Intermediate light sweet crude oil futures contracts, which we refer to as the underlying commodity, as measured on each of the five averaging dates (as defined below). If the final commodity price (as defined below), as measured on each of the five averaging dates, is greater than or equal to the downside threshold value of 75% of the initial commodity price, the return on your investment in the securities will be the greater of the commodity percent change and the specified fixed percentage. However, if the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, meaning that the underlying commodity has depreciated by more than 25% from its initial value, the payment at maturity will be solely based on the commodity percent change, and, therefore, you will be exposed on a 1-to-1 basis to the negative performance of the underlying commodity over the term of the securities and you will lose a significant portion or all of your investment. Under these circumstances, the payment at maturity will be less than $750 per security and could be zero. The securities are for investors who seek a West Texas Intermediate light sweet crude oil futures contract-based return at maturity and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the final commodity price is greater than or equal to the specified downside threshold value. The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$1,705,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	May 14, 2021
Original issue date:	May 19, 2021 (3 business days after the pricing date)
Maturity date:	June 1, 2022
Underlying commodity:	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)
Payment at maturity per security:	$1,000 + return amount. The payment at maturity may be greater than or less than the stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
Return amount:

If the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x [the greater of (i) the commodity percent change and (ii) the fixed percentage]

If the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x the commodity percent change

In this case, the return amount will be negative and your payment at maturity per security will be an amount less than 75% of the stated principal amount and could be zero.

Fixed percentage:	3.75%
Downside threshold value:	$49.028, which is approximately 75% of the initial commodity price
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Final commodity price:	The arithmetic average of the commodity prices on each of the five averaging dates
Initial commodity price:	$65.37, which is the commodity price on the pricing date
Commodity price:	For any trading day, the official settlement price per barrel of WTI crude oil on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Averaging dates:	May 23, 2022, May 24, 2022, May 25, 2022, May 26, 2022 and May 27, 2022, subject to adjustment for non-trading days and certain market disruption events. The final commodity price will be determined on the last averaging date to occur, which is referred to as the “final averaging date.” See “General Information—Postponement of averaging dates.”
CUSIP / ISIN :	61771VC57 / US61771VC574
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$976.50 per security. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(1)(2)	Proceeds to us(3)
Per security	$1,000	$10	$990
Total	$1,705,000	$17,050	$1,687,950
(1)	J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the securities. The placement agents will forgo fees for sales to certain fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the issuer or one of its affiliates that will not exceed $10 per $1,000 stated principal amount of securities.
(2)	Please see “Supplemental information regarding plan of distribution; conflicts of interest” for information about fees and commissions. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.
(3)	See “Use of proceeds and hedging” on page 10.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 16.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “General Information” below.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement dated November 16, 2020    Prospectus dated November 16, 2020

Morgan Stanley

Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Investment Overview

Enhanced Trigger Jump Securities

Principal at Risk Securities

The Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts (the “securities”) can be used:

▪	To gain exposure to the performance of West Texas Intermediate light sweet crude oil futures contracts and provide diversification of underlying asset class exposure

▪	To provide limited protection against loss and potentially outperform the underlying commodity for a certain range of performance due to the fixed percentage return if the final commodity price, as measured on each of the five averaging dates, is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold value

The securities are exposed to the performance (whether negative or positive) of West Texas Intermediate light sweet crude oil futures contracts, but have a fixed percentage return payable at maturity if the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the downside threshold value. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Maturity:	54 weeks
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None
Payment scenario 1:	If the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the downside threshold value, you will receive a full return of principal at maturity plus a return based on the greater of (i) the commodity percent change and (ii) the fixed percentage of 3.75%.
Payment scenario 2:	If the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, you will not receive a full return of principal at maturity. Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the commodity percent change, which will be negative. The payment you receive will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $976.50.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

In determining the economic terms of the securities, including the fixed percentage and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Underlying Commodity Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel. The price of WTI crude oil to which the return on the securities is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

The prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. In April 2020, crude oil futures contracts traded below zero. See “Risk Factors—Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways.”

Underlying commodity information as of May 14, 2021
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low
WTI crude oil (in U.S. dollars)	CL1	$65.37	$27.56	$66.09 (on 3/5/2021)	$27.56 (on 5/14/2020)

* The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described under “Commodity price” on the cover page of this document.

Daily Closing Prices of West Texas Intermediate Light Sweet Crude Oil Futures Contracts January 1, 2016 to May 14, 2021

The solid red line indicates the downside threshold value of $49.028, which is approximately 75% of the initial commodity price.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Historical Information

The following table sets forth the published high and low daily prices, as well as end-of-quarter prices, for the underlying commodity for each quarter in the period from January 1, 2016 through May 14, 2021. The commodity price on May 14, 2021 was $65.37. We obtained the information in the table from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying commodity should not be taken as an indication of its future performance.

West Texas Intermediate Light Sweet Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2016
First Quarter	41.45	26.21	38.34
Second Quarter	51.23	35.70	48.33
Third Quarter	48.99	39.51	48.24
Fourth Quarter	54.06	43.32	53.72
2017
First Quarter	54.45	47.34	50.60
Second Quarter	53.40	42.53	46.04
Third Quarter	52.22	44.23	51.67
Fourth Quarter	60.42	49.29	60.42
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.14	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	46.54	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
2020
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter (through May 14, 2021)	66.08	58.65	65.37

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Key Investment Rationale

This 54-week investment offers a potential return at maturity based on full participation in the positive performance of West Texas Intermediate light sweet crude oil futures contracts, and protection from loss so long as the final commodity price, as measured on each of the five averaging dates, is greater than or equal to 75% of the initial commodity price, which we refer to as the downside threshold value. However, if the final commodity price is less than the downside threshold value, the securities will be exposed on a 1-to-1 basis to the negative performance of West Texas Intermediate light sweet crude oil futures contracts.

Upside Scenario	The final commodity price, as measured on each of the five averaging dates, is greater than or equal to the downside threshold value, and, at maturity, an investor would receive a full return of principal at maturity plus a return based on the greater of (i) the commodity percent change and (ii) the fixed percentage of 3.75%. Under the terms of the securities, the investor would receive a payment at maturity of $1,037.50 per security if the final commodity price has increased by no more than 3.75% from the initial commodity price, and would receive $1,000 plus an amount that represents a 1-to-1 participation in the appreciation of the underlying commodity if the final commodity price has increased from the initial commodity price by more than 3.75%.

Downside Scenario	The final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, and the securities redeem for less than the stated principal amount by an amount proportionate to the negative performance of the underlying commodity. Under these circumstances, the payment at maturity will be significantly less than the $1,000 stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

Summary of Selected Key Risks (see page 16)

Risks Relating to an Investment in the Securities

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will lose the benefit of the fixed percentage return if the downside threshold value is breached based on the arithmetic average of the commodity prices on the averaging dates.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

▪	The amount payable at maturity, if any, is based on the arithmetic average of the commodity prices on each of the five averaging dates, and therefore the return amount may be less than if it were based solely on the commodity price on the final averaging date.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The calculation agent, which is a subsidiary of the Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Risks Relating to the Underlying Commodity

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity.

▪	Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

Fact Sheet

The Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil futures contracts, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities will pay no interest and do not guarantee any return of principal at maturity. At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than or less than the stated principal amount based on whether the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value. The securities are unsecured notes issued as part of MSFL’s Series A Global Medium-Term Notes program. All payments on the securities are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
May 14, 2021	May 19, 2021 (3 business days after the pricing date)	June 1, 2022 (subject to postponement as described below)

Key Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Aggregate principal amount:	$1,705,000
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Underlying commodity:	West Texas Intermediate light sweet crude oil futures contracts
Payment at maturity per security:	$1,000 + return amount, which may be greater than or less than the stated principal amount. There is no minimum payment at maturity on the securities.
Return amount:

If the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x [the greater of (x) the commodity percent change and (y) the fixed percentage]

If the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, the return amount will be an amount in cash equal to:

$1,000 x the commodity percent change

In this case, the return amount will be negative and your payment at maturity per security will be an amount less than 75% of the stated principal amount and could be zero.

Fixed percentage:	3.75%
Downside threshold value:	$49.028, which is approximately 75% of the initial commodity price
Commodity percent change:	(final commodity price – initial commodity price) / initial commodity price
Relevant exchange:	The NYMEX Division, or its successor, of the New York Mercantile Exchange
Final commodity price:	The arithmetic average of the commodity prices on each of the five averaging dates
Initial commodity price:	The commodity price on the pricing date, subject to adjustment for non-trading days and certain market disruption events.
Commodity price:	For any trading day, the official settlement price per barrel of WTI crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Averaging dates:	May 23, 2022, May 24, 2022, May 25, 2022, May 26, 2022 and May 27, 2022, subject to adjustment for non-trading days and certain market disruption events. The final commodity price will be determined on the last averaging date to occur, which is referred to as the “final averaging date.” See “Postponement of averaging dates” below.
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61771VC57
ISIN:	US61771VC574
Risk factors:	Please see “Risk Factors” beginning on page 16.

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

General Information
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Postponement of maturity date:	If, due to a market disruption event or otherwise, the final averaging date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the final averaging date as postponed. See “Postponement of averaging dates” below.
Postponement of averaging dates:

If a scheduled averaging date is not a trading day, the commodity price in respect of such averaging date will be the commodity price on the succeeding trading day (notwithstanding the fact that such day may be another scheduled averaging date, in which case the commodity price on such trading day will be used as the commodity price in respect of more than one averaging date); provided that if a market disruption event relating to the underlying commodity occurs on an averaging date, the commodity price for such averaging date will be determined in accordance with the next succeeding paragraph.

If a market disruption event relating to the underlying commodity occurs on any scheduled averaging date, the calculation agent will calculate the commodity price in respect of such averaging date using as a price the commodity price on the first succeeding trading day on which no market disruption event is existing with respect to the underlying commodity and each succeeding averaging date will be the next trading day on which no market disruption event has occurred; provided that, if a market disruption event occurs with respect to the underlying commodity on each of the five trading days immediately succeeding any averaging date, the calculation agent will use as the commodity price in respect of such averaging date a price equal to the arithmetic mean, as determined by the calculation agent on the fifth trading day immediately succeeding such averaging date, of the prices of the underlying commodity determined by at least three independent leading dealers, selected by the calculation agent, in the underlying market for the underlying commodity, taking into consideration the latest available quote for the underlying commodity and any other information in good faith deemed relevant by such dealers. Quotations of Morgan Stanley & Co. LLC, Morgan Stanley Capital Group Inc. (“MSCG”) or any of their affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the quotations obtained. In the event prices from at least three dealers are not obtained, the calculation agent will make a good faith estimate of the price of the underlying commodity and, using that price, determine the commodity price.

Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement, the following U.S. federal income tax consequences should result based on current law:

▪    A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪    Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While

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Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity or positions in any other available instruments that they may wish to use in connection with such hedging. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Such purchase activity could increase the initial commodity price, and, as a result, could increase the downside threshold value, which is the price at or above which the final commodity price must be on the averaging dates so that you do not suffer a significant loss on your initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities by purchasing and selling futures contracts on the underlying commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the averaging dates. We cannot give any assurance that our hedging activities will not affect the commodity price, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

JPMorgan Chase Bank, N.A., J.P. Morgan Securities LLC and its affiliates will act as placement agents for the securities and will receive a fee from the issuer or one of its affiliates that will not exceed $10 per $1,000 principal amount of securities, but will forgo any fees for sales to certain fiduciary accounts.

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MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Validity of the Securities	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.
Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov. as follows:

Prospectus Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement or in the prospectus.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks above and on the front page of this document.

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Hypothetical Payments on the Securities at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Downside threshold value:	75% of the initial commodity price (-25% change in final commodity price compared to initial commodity price)
Fixed percentage:	3.75%

Payoff Diagram for the Securities

How it works

▪	Upside Scenario. If the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the downside threshold value, an investor would receive a full return of principal at maturity plus a return based on the greater of (i) the commodity percent change and (ii) the fixed percentage of 3.75%. Under the terms of the securities, the investor would receive a payment at maturity of $1,037.50 per security if the final commodity price has increased by no more than 3.75% from the initial commodity price, and would receive $1,000 plus an amount that represents a 1-to-1 participation in the appreciation of the underlying commodity if the final commodity price has increased from the initial commodity price by more than 3.75%.

▪	Downside Scenario. If the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the final commodity price from the initial commodity price. In this scenario, the investor would lose a significant portion or all of the amount invested in the securities. For example, if the final commodity price declines by 40% from the initial commodity price, the payment at maturity would be $600 per security (60% of the stated principal amount).

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Hypothetical Examples

The examples below illustrate how the payment at maturity on the securities is calculated and are based on the following terms:

Stated principal amount:	$1,000 per security
Hypothetical initial commodity price:	$60
Hypothetical downside threshold value:	$45, which is 75% of the hypothetical initial commodity price
Fixed percentage:	3.75%

The actual initial commodity price and downside threshold value will be determined on the pricing date.

EXAMPLE 1: The final commodity price, as measured on each of the five averaging dates, is above the downside threshold value and has increased from the initial commodity price by 25%. Your return is greater than the fixed percentage-based return, and you will receive a return on the securities based on the appreciation of the underlying commodity.

Hypothetical final commodity price	=	$75
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($75 – $60) / $60
	=	25%
Return amount	=	stated principal amount × [the greater of (i) the commodity percent change and (ii) the fixed percentage]
	=	$1,000 × 25%
	=	$250
Payment at maturity	=	stated principal amount + return amount
	=	$1,250
Payment at maturity = $1,250

EXAMPLE 2: The final commodity price, as measured on each of the five averaging dates, has declined from the initial commodity price by 10% but is greater than the downside threshold value. You receive the fixed percentage-based return.

Hypothetical final commodity price	=	$54
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($54 – $60) / $60
	=	–10%
Return amount	=	stated principal amount × [the greater of (i) the commodity percent change and (ii) the fixed percentage]
	=	$1,000 × 3.75%
	=	$37.50
Payment at maturity	=	stated principal amount + return amount
	=	$1,037.50
Payment at maturity = $1,037.50

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EXAMPLE 3: The final commodity price, as measured on each of the five averaging dates, has declined from the initial commodity price by 60% and is below the downside threshold value. You are fully exposed to the decline in the final commodity price from the initial commodity price.

Hypothetical final commodity price	=	$24
Commodity percent change	=	(final commodity price – initial commodity price) / initial commodity price
	=	($24 – $60) / $60
	=	–60%
Return amount	=	stated principal amount × commodity percent change
	=	$1,000 × (–60%)
	=	–$600
Payment at maturity	=	stated principal amount + return amount, which means that the payment at maturity is an amount significantly less than the stated principal amount, because the return amount is necessarily negative by a significant amount.
	=	$1,000 + (–$600)
	=	$400
Payment at maturity = $400

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Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold a payment equal to the sum of the stated principal amount and a return amount. The payment at maturity may be greater than or less than the stated principal amount.

If the final commodity price, as measured on each of the five averaging dates, is greater than or equal to the downside threshold value of 75% of the initial commodity price, the return amount will be positive and will equal:

$1,000 × [the greater of (x) the commodity percent change and (y) the fixed percentage]

where,

commodity percent change
fixed percentage	3.75%

If the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, the return amount will equal:

$1,000    x     commodity percent change

If the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, the return amount will be negative and the payment at maturity will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities, and, accordingly, you could lose your entire investment.

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Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest or guarantee return of any principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the securities at maturity and do not pay you interest on the securities. If the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and could be zero. Consequently, the entire principal amount of your investment is at risk.

▪	You will lose the benefit of the fixed percentage return if the downside threshold value is breached based on the arithmetic average of the commodity prices on the averaging dates. If the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, the payment at maturity will solely depend on the commodity percent change, which will be negative, and you will lose the benefit of the minimum return based on the fixed percentage. As a result, you will be exposed on a 1-to-1 basis to the negative performance of the underlying commodity over the term of the securities and you will lose a significant portion or all of your investment in the securities.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The amount payable at maturity, if any, is based on the arithmetic average of the commodity prices on each of the five averaging dates, and therefore the return amount may be less than if it were based solely on the commodity price on the final averaging date. The amount payable at maturity, if any, will be calculated by reference to the average of the commodity prices on each of the five averaging dates. Therefore, in calculating the final commodity price, positive performance of the underlying commodity as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final commodity price, calculated based on the commodity prices on each of the five averaging dates, may be less than the commodity price on the final averaging date, and as a result, the amount you receive at maturity may be less than if it were based solely on the commodity price on the final averaging date.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market, including:

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•	the market price of the underlying commodity and futures contracts on the underlying commodity and the volatility (frequency and magnitude of changes in price) of such prices;

•	whether or not the price of the underlying commodity is less than the downside threshold value;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•	interest and yield rates in the market;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally and which may affect the price of the underlying commodity;

•	the time remaining until the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial loss if the price of the underlying commodity at the time of sale is at or below its initial price and especially if it is near or below the downside threshold value or it is believed to be likely to do so in light of the then-current price of the underlying commodity.

You cannot predict the future prices of the underlying commodity based on its historical prices. The final commodity price may be less than the downside threshold value such that you will be exposed on a 1-to-1 basis to the negative performance of the underlying commodity and, as a result, you will lose a significant portion or all of your investment at maturity. There can be no assurance that the final commodity price will be greater than or equal to the downside threshold value so that you will receive at maturity an amount that is greater than the stated principal amount of the securities, or that you will not lose a significant portion or all of your investment.

▪	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Furthermore, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the averaging dates approach. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could increase the downside threshold value, which is the price at or above which the final commodity price must be on the averaging dates so that you do not suffer a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the averaging dates, could potentially affect the final commodity price and whether the

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final commodity price is less than the downside threshold value, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MSCG will determine the initial commodity price, the downside threshold value, the final commodity price and whether the final commodity price, as measured on each of the five averaging dates, is less than the downside threshold value, the commodity percent change and whether a market disruption event has occurred. Additionally, the calculation agent will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Payment at Maturity—Alternate Exchange Calculation in Case of an Event of Default” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “General Information – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have

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such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of futures contracts on West Texas Intermediate light sweet crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” on page 5.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of WTI crude oil may change unpredictably and affect the value of the securities in unforeseen ways. Investments, such as the securities, linked to the price of a single commodity, such as WTI crude oil futures contracts, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil futures contracts may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly

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filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the securities.

See “Underlying Commodity Overview” on page 4.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of the actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot price of WTI crude oil may decrease the amount payable at maturity. The initial commodity price and final commodity price that are used to determine the payment at maturity on the securities are determined by reference to the settlement price of the first nearby month futures contract for WTI crude oil on the pricing date and averaging dates, respectively, provided that if any such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of WTI crude oil on such dates. The market for futures contracts on WTI crude oil has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in backwardation on the pricing date or in contango on the averaging dates, the amount payable at maturity on the securities will be less than if the initial WTI crude oil price or final WTI crude oil price, respectively, was determined with reference to the spot price.

▪	Suspension or disruptions of market trading in WTI crude oil futures contracts may adversely affect the value of the securities. The futures market for WTI crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the NYMEX. NYMEX has limits on the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. The current maximum daily price fluctuation for futures contracts of WTI crude oil is $6 per barrel for any particular month of delivery. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $6 per barrel in either direction. If another halt is triggered, the market would continue to be expanded by $6 per barrel in either direction after each successive five-minute trading halt. There are no maximum price fluctuation limits during any one trading session. Fluctuation limits will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of WTI crude oil futures contracts and, therefore, the value of the securities.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,”

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Morgan Stanley Finance LLC

Enhanced Trigger Jump Securities due June 1, 2022 Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts Principal at Risk Securities

and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

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